EXHIBIT 4.8

OPTION TO JOINT VENTURE AGREEMENT

This Agreement is made as of July 30, 2012 (the “Effective Date”)

BETWEEN:
AVINO SILVER & GOLD MINES LTD., a corporation existing under the laws of British Columbia and having its head office at Suite 900 – 570 Granville Street, Vancouver, British Columbia V6C 3P1

Fax No: (604) 682-3600

(hereinafter “Avino”)

AND:
ENDEAVOUR SILVER CORP., a corporation existing under the laws of British Columbia and having its head office at Suite 301, 700 West Pender Street, Vancouver, British Columbia V6C 1G8

Fax No: (604) 685-9744
(hereinafter “Endeavour”)

WHEREAS:

A.
Avino is, directly or through its wholly-owned Mexican subsidiary Compania Minera Mexicana de Avino, S.A. de C.V. (the “Subsidiary”), the sole legal and beneficial owner of 100% of the rights, title and interest in and to the Laberinto Property (the “Property”) located in Durango State, Mexico, as described in Schedule “A” hereto; and

B.
Avino has agreed to grant Endeavour the sole and exclusive right and option to acquire a 75% interest in the Property, upon which event a Joint Venture shall be formed between the parties, in accordance with the terms and conditions of this Agreement.

Now therefore in consideration of the mutual promises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	INTERPRETATION

1.1	Definitions. In this Agreement, terms and expressions given a defined meaning in any Schedule shall have the corresponding meaning in this Agreement and:

“Affiliate” has the meaning given to that term in the Securities Act (British Columbia);

“Agreement” means this Agreement, including the Recitals and the Schedules, all as amended, from time to time;

“Arcelia” means Arcelia Gold Corp.;

“Arcelia Agreement” means an Option and Joint Venture Agreement entered into between Endeavour and Arcelia dated August 18, 2011 covering mineral properties surrounding and contiguous with the Property;

“Business Day” means a day other than Saturday, Sunday or statutory holiday when banks in the City of Vancouver, British Columbia are generally open for business;

“Effective Date” means ___July 30______, 2012;

“Expenditures” means, without duplication, all costs and expenses actually and directly incurred by a party on or for the benefit of the Property including without limiting the generality of the foregoing, monies expended in doing geophysical, geochemical and geological surveys, drilling, drifting and other surface and underground work, assaying and metallurgical testing, engineering and geological consulting, and building and operating any exploration facilities on the Property; land fees associated with the management of the Property, including community payments and expenses directly related to community relations and the acquisition of exploration permits; payment of fees, wages, salaries, travelling expenses, and fringe benefits (whether or not required by law) of all persons engaged in work with respect to and for the benefit of the Property, in paying for the food, lodging and other reasonable needs of such persons and including all costs at prevailing charge out rates for any personnel who from time to time are engaged directly in work on the Property, such rates to be in accordance with industry standards. For greater certainty, Expenditures shall not include legal expenses related to the negotiation of this Agreement;

“Joint Venture” means the exploration joint venture which may be formed with respect to the Property pursuant to Section 7.1;

“Joint Venture Assets” means, after the formation of the Joint Venture, the Property and all other assets of the Joint Venture;

“Joint Venture Interest” means the percentage undivided interest of each of Avino and Endeavour in the Joint Venture, which interest shall, at all times, correspond with and represent their respective percentage undivided interest in the Property pursuant to this Agreement and vice versa;

“Lien” means any lien, security interest, mortgage, charge, encumbrance, or other claim of a third party, whether registered or unregistered, and whether arising by agreement, statute or otherwise;

“Management Committee” means the committee established by the parties on the formation of a Joint Venture as described in Section 3.1 of Schedule “C”;

“Minera Plata” means Minera Plata Adelante, S.A. de C.V., a wholly-owned Mexican subsidiary of Endeavour;

“Minerals” means any and all ores (and concentrates or metals derived therefrom) of precious, base and industrial minerals, in, on or under a Property which may lawfully be explored for, mined and sold by the Parties pursuant to the instruments of title under which the Property is held;

“Net Smelter Returns” has the meaning set forth in Schedule “D” hereto;

“NI 43-101” means National Instrument 43-101 entitled “Standards of Disclosure for Mineral Projects” promulgated by the Canadian Securities Administrators;

“Operator” means the party responsible for carrying out, or causing to be carried out, all work in respect of the Property during the period of the Option and during the period of a Joint Venture;

“Option” means the option granted by Avino to Endeavour in accordance with Section 3.1;

“Option Period” means the term of the Option commencing on the Effective Date and ending on the fourth anniversary of the Effective Date;

“Party” and “Parties” means the parties, individually or jointly, to this Agreement;

“Preliminary Economic Assessment” shall have the meaning ascribed to such term in NI 43-101 and shall include a NI 43-101 compliant resource estimate;

“Program” means a written description, prepared by the Operator and adopted by the Management Committee, outlining all Expenditures which the Operator contemplates incurring on the Property, including a detailed description of all work which the Operator proposes to carry out on the Property pursuant to such Program;

“Property” means the Laberinto Concessions located in Durango State, Mexico, as more particularly described in Schedule “A” hereto and those rights and benefits appurtenant to the Property;

“Representative” means the individual appointed from time to time by a Party to act as such Party's representative on a Management Committee; and

“Subsidiary” means Compania Minera Mexicana de Avino, S.A. de C.V., a wholly-owned Mexican subsidiary of Avino.

1.2	Extended Meanings means, unless otherwise specified, that words importing the singular include the plural and vice versa. The term “including” means “including without limitation.”

1.3	Headings. The division of this Agreement into sections and the insertion of headings are for convenience of reference only and are not to affect the construction or interpretation of this Agreement.

1.4
Severability. If any term of this Agreement is or becomes illegal, invalid or unenforceable, that term shall not affect the legality, validity or enforceability of the remaining terms of this Agreement.

1.5
Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein and supersedes all prior arrangements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or verbal.

1.6	Time. For every provision in this Agreement, time is of the essence.

1.7	Governing Law. This Agreement shall be governed by and shall be construed and interpreted in accordance with the laws of British Columbia.

1.8	Statutory References. Each reference to a statute in this Agreement includes the regulations made under that statute, as amended or re-enacted from time to time.

1.9	Currency. All references to dollars ($) herein refer to United States dollars (US$).

1.10	Schedules. The following Schedules are attached to and form part of this Agreement:

Schedule “A”	Description of the Property
Schedule “B”	Property Obligations
Schedule “C”	Joint Venture Terms
Schedule “D”	Net Smelter Returns

2.	REPRESENTATIONS AND WARRANTIES

2.1	Avino hereby represents and warrants to Endeavour that:

(a)	it is a corporation duly organized and validly existing under the laws of the Province of British Columbia;

(b)	the Subsidiary is a corporation duly organized and validly existing under the laws of Mexico;

(c)
it has full corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement and is, through the Subsidiary, qualified to carry on business in Mexico;

(d)	it has been duly authorized to enter into, and to carry out its obligations under, this Agreement and no obligation of it in this Agreement conflicts with or will result in the breach of any term in:

(i)	its notice of articles or articles; or

(ii)	any other agreement to which it is a party;

(e)	it has duly executed and delivered this Agreement, which binds it in accordance with its terms;

(f)	neither it nor the Subsidiary requires the consent or approval of any other party or entity to the entering into this Agreement or any of the transactions contemplated hereby;

(g)
(i) the claims comprising the Property were properly recorded and filed with appropriate governmental agencies; (ii) all assessment work required to hold the claims has been performed and all governmental fees have been paid and all filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (iii) other than those royalties with respect to the Property as indicated in Schedule “A” hereto, the claims are free and clear of encumbrances or defects in title; and (iv) Avino has no knowledge of conflicting mining claims;

(h)	the Property is properly and accurately described in Schedule “A” hereto;

(i)
Avino is the owner, through the Subsidiary, of a 100% beneficial and legal interest in the Laberinto Concessions, free and clear of all Liens and third party interests, subject only to those royalties with respect to the Property as indicated in Schedule “A” hereto;

(j)	there are no adverse claims or challenges to Avino's or the Subsidiary's interest in the Property;

(k)
to the best of Avino's knowledge, there has been no known spill, discharge, deposit, leak, emission or other release of any contaminant, pollutant, dangerous or toxic substance, or hazardous waste on, into, under or affecting the Property and no such contaminant, pollutant, dangerous or toxic substance, or hazardous waste is stored in any type of container on, in or under the Property;

(l)
there are no existing or, to the best of Avino's knowledge, threatened actions, suits, claims or proceedings regarding the Property and there are no outstanding notices, orders, assessments, directives, rulings or other documents issued in respect of the Property by any governmental authority;

(m)	there are no existing reclamation, rehabilitation, restoration or abandonment obligations with respect to the Property; and

(n)	Avino has made the annual maintenance fee payments and kept the property in good standing, which obligation shall be assumed by Endeavour upon execution of this Agreement.

2.2	Endeavour hereby represents and warrants that:

(a)	it is a corporation duly organized and validly existing under the Business Corporations Act (British Columbia);

(b)	Minera Plata is a corporation duly organized and validly existing under the laws of Mexico;

(c)
it has full corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement and is qualified to carry on business in British Columbia and is, through Minera Plata, qualified to carry on business in Mexico;

(d)	it has been duly authorized to enter into, and to carry out its obligations under, this Agreement and no obligation of it in this Agreement conflicts with or will result in the breach of any term in:

(i)	its notice of articles or articles; or

(ii)	any other agreement to which it is a party; and

(e)	it has duly executed and delivered this Agreement, which binds it in accordance with its terms.

2.3
Each Party's representations and warranties set out above will be relied on by the other Party in entering into the Agreement and shall survive the execution and delivery of the Agreement. Each Party shall indemnify and hold harmless the other Party for any loss, cost, expense, claim or damage, including legal fees and disbursements, suffered or incurred by the other Party at any time as a result of any misrepresentation or breach of warranty arising under the Agreement.

3.	OPTION

3.1	Avino hereby grants to Endeavour the sole and exclusive right and option (the “Option”) to acquire a 75% undivided right, title and interest in and to the Property on the terms set out herein.

3.2	In order to maintain the Option in good standing, Endeavour must:

(a)	pay to Avino a total of $200,000 as follows:

(i)	the sum of $20,000 on the Effective Date;

(ii)	a further sum of $30,000 on or before the first anniversary of the Effective Date;

(iii)	a further sum of $40,000 on or before the second anniversary of the Effective Date;

(iv)	a further sum of $50,000 on or before the third anniversary of the Effective Date; and

(v)	a further sum of $60,000 on or before the fourth anniversary of the Effective Date; and

(b)	complete Expenditures of $3,000,000 as follows:

(i)	$300,000 on or before the first anniversary of the Effective Date;

(ii)	a further $500,000 on or before the second anniversary of the Effective Date;

(iii)	a further $1,000,000 on or before the third anniversary of the Effective Date; and

(iv)	a further $1,200,000 on or before the fourth anniversary of the Effective Date.

Each of the payment and Expenditure obligations set forth in Section 3.2 may be accelerated by Endeavour in order to accelerate Endeavour’s exercise of the Option, but if Endeavour fails to meet any such payment or Expenditure obligation when due, the Option will terminate, subject to Section 3.8 or Avino providing notice of default to Endeavour and Endeavour failing to cure said default pursuant to Section 10.1.

3.3	Endeavour further agrees to conduct work and allocate Expenditures as follows:

(a)	during the first year of the Option Period, complete at least 1,000 metres of drilling along a mineralized vein in the area of the El Jabali tunnel;

(b)
upon completion of the first year of the Option Period, if Endeavour’s assessment of mineral potential in the Jabali area suggests the presence of large scale bulk tonnage open pit mineral potential, Endeavour will continue to direct exploration Expenditures to test that potential contingent on continued positive exploration results for the balance of the Option Period;

(c)
upon completion of the first year of the Option Period, if Endeavour’s assessment of the mineral potential of the Jabali area indicates only small scale underground high-grade potential, Endeavour will direct exploration Expenditures to test that potential contingent on continued positive exploration results for the balance of the Option Period, and the following shall apply:

(i)
during the second year of the Option Period, Endeavour will allocate Expenditures to drill along the vein in the Jabali area on no more than a 50 metre spacing to determine whether underground mine development is justified and identify the location of an underground mine access; and

(ii)
during the third and fourth years of the Option Period, Endeavour will allocate Expenditures to permit and develop the underground mine access and seek to commence production of ore from the vein in the Jabali area for processing at the Avino plant; and

(d)
in the event Endeavour’s year-end assessments of the mineral potential of the Jabali area indicate that there exists limited potential for either bulk tonnage open pit mineral potential or underground high-grade potential, Endeavour in its sole discretion may cease its exploration in this area or terminate this Agreement in order to permit Avino to resume exploration of the Jabali area.

3.4	Prior to exercise of the Option:

(a)	all of the Expenditures on development and mining and related costs will be attributed to Expenditures; and

(b)	Avino will receive 100 percent of revenues from the sale of ores, concentrate, metal and products derived from ore mined from the Property during the Option Period.

3.5
Endeavour will have the right to terminate this Agreement at any time up to the date of exercise of the Option by giving notice in writing of such termination to Avino, and in the event of such termination, this Agreement will, except for the provisions of Sections 2.3, 3.2(a)(i), 3.9, 5.2, 6.1 and 10.2 be of no further force and effect save and except for any obligations of Endeavour incurred prior to the effective date of termination.

3.6
Once Endeavour has completed the Expenditures, made all the payments as specified in Section 3.2 and conducted work and allocated Expenditures as specified in Section 3.3 on the terms set out herein and completed a Preliminary Economic Assessment, Endeavour will have exercised the Option and have acquired an undivided 75% Joint Venture Interest pursuant to this Agreement.

3.7
The Option described in this Agreement is an option only and except for the payment required in Section 3.2(a)(i) which is obligatory, and except as specifically provided otherwise, nothing herein contained will be construed as obligating Endeavour to do any acts or make any payments hereunder except as otherwise set forth, and any act or acts or payment or payments as may otherwise be made hereunder will not be construed as obligating Endeavour to do any further act or make any further payment or payments.

3.8
Expenditures incurred by any date in excess of the amount of Expenditures required to be incurred by such date shall be carried forward to the succeeding period and qualify as Expenditures for the succeeding period. If Expenditures incurred by any date are less than the amount of Expenditures required to be incurred by such date, Endeavour may pay the deficiency to or at the direction of Avino in cash within sixty (60) days after such date, in order to maintain the Option in good standing. Such payments of cash in lieu of Expenditures shall be deemed to be Expenditures incurred on the Property on or before such date. For greater certainty, if Expenditures incurred by any date are more than the amount of Expenditures required to be incurred by such date, Endeavour may credit such Expenditures to the next Expenditure period as outlined in section 3.2(b).

3.9
After the Effective Date, Endeavour hereby indemnifies and agrees to hold harmless Avino against any losses, claims and liabilities arising out of or in respect of Endeavour failing to maintain the Property in good standing for the benefit of Avino in accordance with this Agreement.

4.	COVENANTS OF AVINO

4.1	During the currency of this Agreement, Avino will and will cause the Subsidiary to:

(a)
not do any other act or thing which would or might in any way adversely affect the rights of Endeavour hereunder, including without limitation selling, assigning, encumbering or otherwise dealing with or affecting the Property;

(b)
make available to Endeavour and its representatives all available relevant technical data, geotechnical reports, maps, digital files and other data with respect to the Property in Avino’s or the Subsidiary's possession or control, including rock and soil samples, and all records and files relating to the Property and permit Endeavour and its representatives at their own expense to take abstracts therefrom and make copies thereof;

(c)	promptly provide Endeavour with any and all notices and correspondence received by Avino or the Subsidiary from government agencies or other parties in respect of the Property;

(d)
cooperate fully with Endeavour in obtaining any surface and other rights, permits or licences on or related to the Property as Endeavour deems desirable, provided that Endeavour shall be responsible for payment of all of the cost for services provided by Avino personnel at industry standard rates for such services;

(e)	grant to Endeavour, its employees, agents and independent contractors, the sole and exclusive right and option to:

(i)	enter upon the Property for the purpose of, and to do such prospecting, exploration, development or other mining work thereon and thereunder as Endeavour in its sole discretion may consider advisable;

(ii)	bring and erect upon the Property such equipment and facilities as Endeavour may consider advisable; and

(iii)	remove from the Property and dispose of material for the purpose of testing;

(f)
following execution of this Agreement and the exercise of the Option, register or cause to be registered with the applicable mineral title registry or regulatory agency transfers of an undivided 75% interest in and to the Property in favour of Minera Plata, which transfers may be recorded by Minera Plata at all such places of record as may be appropriate or desirable to effect the legal transfer an undivided 75% interest in and to the Property to Minera Plata, but Minera Plata shall hold such interest in the Property at all times subject to the terms of this Agreement; and

(g)
immediately advise Endeavour by notice in writing of any default in any requirements for maintenance of the Property in good standing and provide Endeavour with copies of all communications relating thereto.

5.	COVENANTS OF ENDEAVOUR

5.1	During the term of the Option, Endeavour shall and shall cause Minera Plata to:

(a)
keep the Property free and clear of all Liens arising from its operations hereunder (except liens for taxes not yet due, other inchoate liens or liens contested in good faith by Endeavour) and proceed with all diligence to contest or discharge any Lien that is filed;

(b)	pay or cause to be paid all claim holding taxes levied on the Property;

(c)
permit Avino, or its representatives duly authorized by it in writing, at its own risk and expense, access to the Property at all reasonable times and to all records and reports, if any, prepared by Endeavour in connection with work done on or with respect to the Property, and furnish Avino activity reports on or before the end of the month immediately following the quarter in respect of the work carried out by Endeavour on the Property during the previous quarter; and

(d)
conduct all work on or with respect to the Property in a careful and miner-like manner and in compliance with all applicable federal, provincial and local laws, rules, orders and regulations, and indemnify and save Avino harmless from any and all claims, suits, demands, losses and expenses including, without limitation, with respect to environmental matters, made or brought against it as a result of work done or any act or thing done or omitted to be done by Endeavour on or with respect to the Property.

5.2
In the event of termination of the Option for any reason other than through the exercise thereof, Endeavour will have the right (and, if requested by Avino within 90 days of the effective date of termination, the obligation) to remove from the Property within six months of termination of this Agreement all facilities erected, installed or brought upon the Property by or at the instance of Endeavour, failing which, the facilities shall become the property of Avino.

6.	EXCLUSION OF MINERAL CLAIMS

6.1
Endeavour shall have the right at any time and from time to time following the first anniversary of the date of execution of this Agreement to exclude from this Agreement any portion of the Property by written notice to Avino of its election so to do; PROVIDED THAT any of the mineral rights so excluded shall be kept in good standing by Endeavour or Minera Plata for a period of at least twelve (12) months after the said notice has been given; AND PROVIDED FURTHER that within such twelve (12) month period, if Minera Plata is the registered owner, it shall, if requested by Avino in writing, deliver at Avino’s cost registrable transfers of the mineral rights so excluded in favour of Avino.

7.	THE JOINT VENTURE

7.1
If Endeavour exercises the Option as set out in Section 3, then, as of the exercise date of the Option, a Joint Venture will have been formed between Avino and Endeavour with respect to the Property in accordance with the terms set out in Schedule “C”. The Property shall thereupon become a Joint Venture Asset.

7.2
Expenditures, if any, in excess of those required to maintain the Option in good standing which have been committed or incurred by Endeavour at the time of formation of the Joint Venture will be carried forward as Endeavour’s contribution to Joint Venture programs under the Joint Venture.

7.3
Upon formation of the Joint Venture, the Parties agree to take all commercially reasonable efforts to negotiate and execute a definitive binding joint venture agreement based substantially on the form of the Model Joint Venture Agreement for mining companies most recently published by the Continuing Legal Education Society of British Columbia which shall supersede this Agreement and contain all of the terms and conditions of this Agreement where applicable, including the Joint Venture terms contained in Schedule “C” attached hereto, within 90 days of formation of the Joint Venture.

8.	CONFIDENTIALITY

8.1
All matters concerning the execution and contents of this Agreement, the Joint Venture, and the Property shall be treated as and kept confidential by the Parties and there shall be no public release of any information concerning the Property without the prior written consent of the other Party, such consent not to be unreasonably withheld; except as required by applicable securities laws, the rules of any stock exchange on which a Party’s shares are listed or other applicable laws or regulations. Notwithstanding the foregoing the Parties are entitled to disclose confidential information to prospective investors or lenders, who shall be required to keep all such confidential information confidential.

8.2
Each Party shall provide the other with a copy of any news release it proposes to publish relating to the Property or this Agreement prior to publication of the same for the other Party's review which shall not be unreasonably delayed in view of any timely disclosure obligations which may be applicable. Each Party shall use its reasonable efforts to provide any comments it may have to the other Party forthwith, but in any event within one Business Day.

9.	RIGHT OF FIRST REFUSAL

9.1
In the event that either party wishes to sell any or all of its interest in the Property, (the “Offeror”), the Offeror shall first give the other party (the “Offeree”) notice in writing containing an offer to sell to it such interest specifying the price in dollars and other terms and conditions for such sale. If within a period of 60 days of the receipt of such notice the Offeree notifies the Offeror in writing that it wishes to accept the offer, the Offeror shall be bound to sell such interest to the Offeree at such price and on the terms and conditions contained in the offer. If the Offeree elects not to accept the offer or fails to notify the Offeror before the expiration of the time herein limited that it will purchase the interest offered, the Offeror may sell and transfer such interest to any third party or parties, at the price, terms and conditions specified in the offer for a period of four months following the date of the Offeree's election not to accept the offer or expiry of the 60-day period, whichever occurs earlier, after which such interest shall again be subject to this Section 9.1. The right of the Offeree under this Section 9 shall continue while the Option remains in good standing, failing which the right shall terminate.

9.2
Avino acknowledges and agrees that the provisions of section 9.1 shall not apply to the assignment or transfer of any interest in the Property by Endeavour to Arcelia pursuant to Endeavour’s obligations under the Arcelia Agreement.

10.	TERMINATION

10.1
Subject to Section 3.8, in addition to any other termination provisions contained in this Agreement, this Agreement and the Option shall terminate if Endeavour should be in default in performing any requirement herein set forth in a timely manner and has failed to take reasonable steps to cure such default within 30 days after the giving of written notice of such default by Avino.

10.2	In the event of termination of this Agreement, Endeavour shall:

(a)
maintain the Property in good standing for a period of at least six (6) months after the notice of termination has been given; and provided further that within such six (6) month period, if Endeavour is the registered owner, it shall, if requested by Avino in writing, deliver at Avino’s cost registrable transfers of the mineral rights so excluded in favour of Avino;

(b)
deliver to Avino any and all reports, samples, drill cores and engineering data of any kind whatsoever pertaining to the Property or related to mining work which has not been previously delivered to Avino; and

(c)
perform or secure the performance of all reclamation and environmental rehabilitation as may be required by all applicable legislation with all costs contributing to Expenditures and after exercise of the Option, being a Joint Venture expenditure.

11.	ARBITRATION

11.1
If any question, difference or dispute shall arise between the Parties or any of them in respect of any matter arising under this Agreement or in relation to the construction hereof the same shall be determined by the award of one arbitrator to be named as follows:

(a)	the Party or Parties sharing one side of the dispute shall name a representative to select an arbitrator and give notice thereof to the Party or Parties sharing the other side of the dispute;

(b)	the Party or Parties sharing the other side of the dispute shall, within 14 days of receipt of the notice, name a representative to select an arbitrator; and

(c)	the two representatives so named shall, within 30 days of the naming of the latter of them, select a third person who shall act as arbitrator.

The decision of the arbitrator shall be made within 60 days after selection. The expense of the arbitration shall be borne equally by the parties to the dispute. If the Parties on either side of the dispute fail to name their representative within the time limited or fail to proceed with the arbitration, reference for appointment of an arbitrator shall be made to the British Columbia International Arbitration Centre. The arbitration shall take place in Vancouver, B.C. The language of the arbitration shall be English. The arbitration shall be conducted in accordance with the provisions of the Commercial Arbitration Act (British Columbia). The decision of the arbitrator shall be conclusive and binding upon all the Parties.

12.	OPERATOR

12.1	Until a Joint Venture is formed under Section 7 or alternatively, termination of the Option and this Agreement shall have occurred under Section 10 hereof:

(a)	Endeavour shall be the operator of the Property (the “Operator”); and

(b)
The Operator shall be responsible for making the Expenditures to be incurred by Endeavour under the terms of this Agreement, for complying with all applicable laws and regulations with respect to its operations on the Property, for making all filings and doing all other things necessary to maintain the mineral claims comprising the Property in good standing, for securing and complying with all work permits and for performance of any reclamation required on the Property in respect of its operations.

13.	CONDITIONS PRECEDENT

13.1
Except for the payment pursuant to Section 3.2(a)(i), the obligations of Endeavour under this Agreement are subject to the fulfilment within 30 days after the Effective Date of the following conditions precedent for the exclusive benefit of Endeavour:

(a)	completion of a review by Endeavour of title to the Property to the satisfaction of Endeavour;

(b)	Avino furnishing to Endeavour all technical data with respect to the Property within 10 days of the Effective Date and Endeavour completing a review of such data to its satisfaction; and

(c)	all requisite approval by the Board of Directors of each of Avino and Endeavour.

14.	GENERAL

14.1
Avino acknowledges that Endeavour is party to the Arcelia Agreement with Arcelia covering mineral properties surrounding and contiguous with the Property and accordingly, no area of interest shall extend outwards from the Property.

14.2
Neither Party may assign this Agreement or any rights hereunder in the Property without complying with the provisions of section 9.1 or as permitted under section 9.2 without the prior written consent of the other, such consent not to be unreasonably withheld. Notwithstanding this Section 14.2, a Party may assign this Agreement to an Affiliate or an Associate (as those terms are defined in the Business Corporations Act (British Columbia)) by delivering notice to that effect to the other Party provided that such transferee first signs an agreement, in form and substance acceptable to the other Party, agreeing to be bound by the terms of this Agreement. For greater certainty, nothing herein shall prevent any party from entering into any corporate reorganization, merger, amalgamation, take-over bid, plan of arrangement, or any other such corporate transaction which has the effect of, directly or indirectly, selling, assigning, transferring, or otherwise disposing of all or a part of the rights under this Agreement to a purchaser.

14.3	This Agreement inures to the benefit of and binds the Parties and their respective successors and permitted assigns.

14.4
Each Party shall from time to time promptly execute and deliver all further documents and take all further action reasonably necessary or desirable to give effect to the terms and intent of this Agreement.

14.5
No waiver of any term of this Agreement by a Party is binding unless such waiver is in writing and signed by the Party entitled to grant such waiver. No failure to exercise, and no delay in exercising, any right or remedy under this Agreement shall be deemed to be a waiver of that right or remedy. No waiver of any breach of any term of this Agreement shall be deemed to be a waiver of any subsequent breach of that term.

14.6	No amendment, supplement or restatement of any term of this Agreement is binding unless it is in writing and signed by both Parties.

14.7
Notwithstanding any term in this Agreement, if a Party is at any time delayed from carrying out any action under this Agreement due to circumstances beyond the reasonable control of such Party (aside from circumstances arising from the financial difficulty of such Party), acting diligently, the period of any such delay shall be excluded in computing, and shall extend, the time within which such Party may exercise its rights and/or perform its obligations under this Agreement. A Party relying on the provisions of this section, insofar as possible, shall promptly give written notice to the other Party of the particulars of such circumstances and shall give written notice to the other Party as soon as such circumstances ceases to exist.

14.8
Each of the Parties hereto covenants, agrees and acknowledges that each of them was fully and plainly instructed to seek and obtain independent legal and tax advice regarding the terms and conditions and execution of this Agreement and each of them has sought and obtained such legal and tax advice and acknowledges that each has executed this Agreement voluntarily understanding the nature and effect of this Agreement after receiving such advice.

14.9
Any notice or other communication required or permitted to be given under this Agreement must be in writing and shall be effectively given if delivered personally or by overnight courier or if sent by fax, addressed in the case of notice to Avino or Endeavour, as the case may be, to its address set out on the first page of this Agreement. Any notice or other communication so given is deemed conclusively to have been given and received on the day of delivery when so personally delivered, on the day following the sending thereof by overnight courier, and on the same date when faxed (unless the notice is sent after 4:00 p.m. (Vancouver time) or on a day which is not a Business Day, in which case the fax will be deemed to have been given and received on the next Business Day after transmission). Either Party may change any particulars of its name, address, contact individual or fax number for notice by notice to the other party in the manner set out in this Section 14.9. Neither Party shall prevent, hinder or delay or attempt to prevent, hinder or delay the service on that party of a notice or other communication relating to this Agreement.

14.10	Any payment made under this Agreement from one Party to the other may be made by cheque by personal delivery or overnight courier to the appropriate address set out in Section 14.9.

14.11	This Agreement may be executed by facsimile and in any number of counterparts. Each of which shall constitute one and the same agreement.

The parties have duly executed this Agreement as of the date and year first written above.

AVINO SILVER & GOLD MINES LTD.

By:	“David Wolfin”
Authorized Signing Representative

ENDEAVOUR SILVER CORP.

By:	“Bradford Cooke”
Authorized Signing Representative

SCHEDULE “A” - DESCRIPTION OF THE PROPERTY

PANUCO PROJECT MINERAL CONCESSIONS

OPTIONED PRIVATELY-OWNED MINERAL CONCESSIONS

Claim Name:	El Laberinto
Claim no.:	218799
Location:	Panuco
Type:	Explotacion
Hectares:	91.7097
Registration Date	January 17, 2003

A-1

Location Map

A-2

SCHEDULE “B” – PROPERTY OBLIGATIONS

Avino has been paying the annual maintenance fee to keep the property in good standing. Upon signing of this Agreement, Endeavour will be obligated to pay this annual maintenance fee as per the Option Agreement.

B-1

SCHEDULE “C” - JOINT VENTURE TERMS

In this Schedule “C”, terms and expressions given a defined meaning in the Agreement to which this Schedule “C” is attached shall have the corresponding meaning in this Schedule “C”.

1.	RELATIONSHIP OF PARTIES

The relationship of the Parties in the Joint Venture shall not be, and shall not be construed to be, a partnership relationship, an agency or legal representative relationship or a fiduciary relationship. Except as otherwise expressly provided in this Schedule “C”, the rights, privileges, powers, duties, liabilities and obligations of the Parties shall be as joint venturers and shall be several and not joint or joint and several.

2.	CALCULATION OF JOINT VENTURE INTERESTS

The following provisions shall apply until such time as the Parties have entered into the definitive Joint Venture Agreement until which time the Agreement to which this Schedule “C” is attached will continue to govern the relations between them.

2.1	Initial Calculation. On the date that the Joint Venture is formed as a result of the exercise of the Option, Avino and Endeavour are deemed to have the following Joint Venture Interests:

	Avino	Endeavour

Deemed Expenditures:	$750,000	$2,250,000
Joint Venture Interest	25%	75%

2.2	Calculation on Ongoing Basis. Avino's and Endeavour's, as the case may be, Joint Venture Interest, calculated at any time and from time to time, shall be determined in accordance with the formula:

A	=	B x 100%
C

where

(a)	A is Avino's or Endeavour's, as the case may be, Joint Venture Interest;

(b)
B is an amount equal to Avino's or Endeavour's, as the case may be, deemed Expenditures under Section 2.1 of this Schedule “C”, plus all of Avino's or Endeavour's, as the case may be, Expenditures made after the formation of the Joint Venture; and

(c)	C is an amount equal to the Parties' total deemed Expenditures under Section 2.1 of this Schedule “C” plus all of the Parties' Expenditures made after the formation of the Joint Venture.

2.3
Conversion of Joint Venture Interest. If Avino's or Endeavour's Joint Venture Interest is reduced to 10% or less, then Avino's or Endeavour's, as the case may be, Joint Venture Interest shall be converted to a 2.5% Net Smelter Returns royalty as provided for in Schedule ”D” to the Agreement, which shall be reduced by the amount of any underlying royalty payable on the Property. The Joint Venture shall terminate upon such conversion, and the surviving Party shall become the sole owner of a 100% interest in the Property subject to the Net Smelter Returns royalty and any other underlying royalties. The surviving party shall have a right of first refusal to match any third party offer to purchase the royalty.

3.	MANAGEMENT COMMITTEE

3.1
Establishment. Promptly upon the formation of the Joint Venture, the Parties shall establish the Management Committee. One Representative and one alternate shall be appointed in writing by each Party and re-appointed from time to time.

3.2
Powers and Obligations. Except as expressly provided otherwise in this Agreement, the Management Committee is empowered to make all strategic and planning decisions regarding the Joint Venture. Accordingly, the Management Committee is responsible for revising Programs submitted by the Operator, for approving all Programs and for evaluating the results of all Programs.

3.3
Calling of Meetings. Meetings of the Management Committee shall be held in Vancouver, British Columbia at such place, time and date as may be determined by the Operator or the non-Operator on at least 15 days' notice. The Representatives may waive the notice period required for any meeting. Any notice must include the time, date, place and agenda of each meeting. On receipt of any such notice, the receiving Party may add any item to the agenda, if the receiving Party notifies the other Party of the addition at least 7 days before the meeting. No item which is not on the agenda may be discussed without the consent of the Representatives. Individuals other than the Representatives may attend meetings of the Management Committee with the unanimous consent of the Representatives.

3.4	Attendance at Meeting by Phone. Any Representative may attend a meeting of the Management Committee by telephone or video conference call.

3.5
Quorum at Meetings. The quorum for any meeting of the Management Committee is one Representative from each of the Parties. If a quorum is not present at the date, time and place set for a meeting, then the meeting shall be adjourned to the same place and time on the same day of the following week. At the continuation of the adjourned meeting the Management Committee may conduct business, if a notice regarding the continuation of the adjourned meeting was sent to the Party whose Representative did not attend the meeting as originally scheduled. In no other circumstance may business be transacted at a meeting of the Management Committee without a quorum being present.

3.6
Chairman and Secretary of Meetings. The initial chairman of the Management Committee (the “Chairman”) shall be determined by Endeavour and thereafter designated annually by the Party with the greater Joint Venture Interest. The Chairman shall appoint a secretary to act as a secretary of the Management Committee at the beginning of each meeting of the Management Committee. Such secretary shall carry out the duties of the secretary of the Management Committee until such secretary's replacement is appointed. The secretary shall prepare and maintain minutes of each meeting of the Management Committee. The secretary shall distribute to the Representatives such minutes, as soon as practicable following each meeting. The secretary shall also maintain, and distribute to the Representatives, copies of all correspondence and instruments received, sent or signed by the Management Committee or the Representatives (when acting in the capacity of a Representative).

3.7
Making Decisions. All decisions of the Management Committee shall be by majority vote by the two voting Representatives, who shall each have the number of votes equal to each 1% of such Representative's respective Party's Joint Venture Interest from time to time. In the event of an equality of votes, there shall be no additional or casting vote. Alternatively, the Management Committee may transact any business by a written instrument signed by a Representative of each Party. Each decision of the Management Committee shall be final and binding on the Parties.

3.8
Consent of Management Committee Required. Notwithstanding any term in this Agreement, the Operator shall not take any of the following actions without obtaining the prior written consent of the Management Committee:

(a)	create, or permit to remain, any material Liens, upon any Joint Venture Asset, except for any Liens which are customary in the circumstances of an mining joint venture;

(b)	settle any suit, claim or demand with respect to the Joint Venture involving an amount in excess of $100,000; or

(c)	abandon, sell or otherwise dispose of a Joint Venture Asset having a net book value greater than $100,000 or, if related to normal business operations, a net book value greater than $250,000.

The Operator shall not abandon, sell or otherwise dispose of the Property, or any material part thereof without obtaining the prior written consent of the Management Committee.

4.	THE OPERATOR, ITS POWERS AND OBLIGATIONS

4.1	Initial Operator. Upon the formation of the Joint Venture, Endeavour shall be the first Operator.

4.2
Resignation and Replacement. The Operator may resign as Operator upon notifying the non-Operator in writing of its resignation at any time after a Program has been approved by the Management Committee but before the commencement of the implementation of such Program, or at any time if no Program is being carried out at that time. The Operator shall be deemed to have resigned if:

(a)
the Operator materially defaults in its obligations as operator hereunder and fails to commence and diligently prosecute measures to remedy such default within 30 days after the non-Operator shall have given written notice to the Operator of such default specifying in such notice the nature of the default; or

(b)	the Joint Venture Interest of the Operator becomes less than 50%.

In the event of the occurrence of (a) or (b) above, the Party that was previously the non-Operator shall have the right within a period of 90 days of the occurrence of such event to prepare and deliver to the Management Committee a Program and the provisions of this Section 4.2 and Section 5 of this Schedule “C” shall for all purposes of this Schedule “C” apply mutatis mutandis as if for such Program the non-Operator was the Operator, provided further that notwithstanding the foregoing, Endeavour so long as it retains at least a 50% interest in the Joint Venture, shall continue to have the right to retain its position as Operator in accordance with this Section 4.2 following completion of a Program by the non-Operator.

On any change or replacement of the Operator, the retiring Operator shall transfer all data, documents, reports, records, accounts, samples and assays in its possession or control, and relating to the Mining Operations or the Property, to the incoming Operator.

4.3
Powers and Obligations. Subject to the approval of each Program by the Management Committee and to funds being advanced by the Parties who have elected to contribute to such Program, the powers and obligations of the Operator shall be as follows:

(a)
to manage the Joint Venture and conduct, or cause to be conducted, all work performed under a Program in a good and workmanlike manner in accordance with good exploration, engineering and mining practice and in accordance with the terms of this Agreement;

(b)
to submit each Program to the Management Committee for approval by delivering the Program to the Representatives at least 30 days in advance of the meeting of the Management Committee at which such Program is to be considered;

(c)
subject to Section 3.8 of this Schedule “C”, to keep the Property in good standing and to pay all applicable payments, fees and taxes, and other similar governmental charges lawfully levied or assessed in respect of the Property, except that the Operator shall not be obliged, however, to make any such payment as long as such payment is being contested in good faith and the non-payment thereof does not adversely affect the Property;

(d)
subject to Sections 6, 7 and 8 of this Schedule “C”, to provide, purchase, lease or rent all plant, buildings, machinery, equipment, tools, appliances, materials, supplies and services required for a Program and to dispose of the same when no longer required or useful for the purposes of the Property and the Joint Venture;

(e)
to maintain and keep the Joint Venture Assets, or to cause the Joint Venture Assets to be maintained and kept, in good operating condition and repair in accordance with good exploration and mining practice;

(f)
to comply with all applicable statutes, regulations, by-laws, laws, orders and judgements and all directives, rules, consents, permits, orders, guidelines, approvals and policies of any applicable governmental authority affecting the Joint Venture;

(g)
to obtain and maintain such types and levels of property and liability insurance with respect to the Joint Venture as the Operator shall consider necessary from time to time, such coverage to include the non-Operator as a named insured to the extent of the non-Operator's undivided interest in the Joint Venture from time to time;

(h)
to require the Operator's contractors and subcontractors to take out and maintain such types and levels of property and liability insurance as the Operator shall consider necessary or advisable from time to time and to comply with the requirements of all applicable unemployment insurance and workers' compensation legislation with respect to work or services to be provided by such contractors or subcontractors;

(i)	to advise the non-Operator of any accident or occurrence resulting in any material damage to or destruction of any Joint Venture Assets or material harm or injury to any individual;

(j)
to keep adequate data, information and records of the Operator's management of the Joint Venture and to keep suitable accounts which reflect all financial aspects of the Joint Venture and once per year to make such available to the non-Operator, at the place designated by the Operator, within ten days of receipt of a written request for disclosure by the non-Operator;

(k)
to provide the non-Operator with monthly reports on activities on the Property during periods of active field work or when mine operations are active, quarterly reports and a detailed annual report on the Operator's management of the Joint Venture, including an accounting of all Expenditures made by the Operator under the current or previous Program;

(l)
to permit the non-Operator, at the non-Operator's sole risk and expense and with prior notice to the Operator, access to the Property during normal working hours for the purpose of examining activities and work thereon so long as such access shall not materially interfere with or impair such activities and work;

(m)
to have all powers necessary to carry out, or cause to be carried out, all of the Operator's obligations set out in this Agreement and to otherwise carry out, or cause to be carried out, all Programs approved by the Management Committee; and

(n)
the Operator shall be entitled for greater certainty to charge a 7% administration fee as eligible Expenditures, excepting Expenditures consisting of payments to third party contractors for contracts in excess of $50,000, for which the administration fee shall be 5%.

4.4
Emergencies. In an emergency, the Operator, without the consent of the non-Operator, may take such immediate actions and make such immediate Expenditures as the Operator deems necessary to keep the Property in good standing or for the protection of individuals and/or property. The Operator shall promptly report such emergency actions and Expenditures to the non-Operator by delivering an invoice to the non-Operator. The non-Operator shall pay its share of the Expenditures to the Operator in accordance with Section 5.4 of this Schedule “C”.

4.5
Contingency Fund. The Operator may establish and administer a contingency fund to be applied by the Operator to satisfy any legal obligations of the Parties respecting a mine maintenance plan or mine closure plan, including obligations for severance pay, pensions, rehabilitation and reclamation work. Each Party shall contribute its proportionate share of such fund based on such Party's Joint Venture Interest at the time of the establishment of the fund (or at the time of the contribution, in respect of subsequent contributions). The Operator shall invest any unused portion of such fund and all income thereon shall accrue in such fund. If the Operator determines that such fund, or any portion thereof, is no longer necessary, the Operator shall make payments to the Parties in proportion to their contribution to such contingency fund on the date of such payments.

5.	PROGRAMS

5.1
Contents of Program. The Operator shall prepare a Program and submit such Program budget to the Management Committee for approval at least 30 days before the beginning of each calendar year. The Management Committee must approve each Program prior to implementation. Each Program shall cover a period of up to 12 months or such other period as the Parties may agree. Each Program must contain:

(a)
a reasonably detailed outline of all work which the Operator contemplates carrying out on the Property under such Program detailing the areas on the Property to be subject to such work and the time frame for each of the major elements of such work;

(b)	a reasonably itemized budget, broken down by month, of the projected Expenditures under the Program; and

(c)	the estimated amount and date of each payment that the non-Operator would have to make to the Operator.

5.2	Election by Representatives. If the Operator proposes a Program which is approved by the Management Committee:

(a)	for $1,000,000 or lesser amounts, the Representatives shall then have 60 days to elect whether or not to participate in the Program; or

(b)	for more than $1,000,000, the Representatives shall then have 90 days to elect whether or not to participate in the Program.

5.3
Approved Programs. The Operator shall carry out each Program approved by the Management Committee provided the Parties who have elected to contribute to such Program provide the Operator with their proportionate share of the funding in respect of the Program.

5.4
Payments to Operator. If a Representative elects to participate in a Program on behalf of a Party, the Operator will submit an invoice to such Representative on or between the first and 15th day of the month immediately preceding a month in which Expenditures are to be made under a Program. The invoice must set out the estimated Expenditures under the Program for the immediately following month, multiplied by the Joint Venture Interest of such Party. Within 30 days of receipt of such invoice, such Party shall pay the Operator the invoice amount. The Operator may also submit other invoices relating to reconciliations, bills, accounts or other requests for payment in respect of any Expenditures made by the Operator under a Program or otherwise in accordance with this Agreement. Such invoice must set out the total amount involved, multiplied by the participating Party’s Joint Venture Interest. Within 30 days of receipt of such invoice, such Party shall pay the Operator the invoice amount. If such Party fails to make any payment to the Operator under this Section 5.4 of this Schedule “C” within any applicable 30 day payment period, after previously having elected to do so, such Party shall make such payment together with an interest payment, calculated at the rate equal to the annual rate of interest announced from time to time by the Bank of Montreal as its reference rate then in effect for determining interest rates on Canadian dollar commercial loans in Canada (commonly known as its prime rate), plus 5%, for the period commencing on the expiry of such 30 day payment period and terminating on the date that full payment is made. If such Party fails to make full payment, including in respect of interest, to the Operator within 60 days of the expiry of the applicable 30 day payment period, Section 5.6 of this Schedule “C” applies.

5.5
Failure to Participate. Subject to Sections 5.7 and 5.8 of this Schedule “C”, if a Party does not elect to participate in a Program, its Joint Venture Interest shall be diluted with respect to Expenditures made in respect of such Program in accordance with Section 2.2 of this Schedule “C”.

5.6
Failure to Make Payment by non-Operator. Subject to Sections 5.7 and 5.8 of this Schedule “C”, if a Party which has elected to participate in a Program fails to make a required payment within the 60 day period referred to in Section 5.4 of this Schedule “C”, such Party's Joint Venture Interest shall be diluted with respect to Expenditures made in respect of such Program at a rate of two times normal dilution.

5.7
Failure to Spend at Least 80% of Budget. If a Party does not elect to participate in a Program and the Operator does not make Expenditures under the Program at least equal to 80% of budgeted Expenditures, the non-participating Party shall not have its Joint Venture Interest reduced in accordance with Section 2.2 of this Schedule “C” if the non-participating Party pays the Operator within 60 days, following the completion of such Program, an amount equal to the total Expenditures made under such Program, multiplied by the non-participating Party's Joint Venture Interest, determined at the commencement of such Program.

5.8
Expenditures More Than 10% Above Budget. Expenditures made by the Operator exceeding the Expenditures contemplated by the Program by less than 10% will be funded by the Parties in proportion to their Joint Venture Interests. Expenditures made by the Operator exceeding the Expenditures contemplated by the Program by more than 10% will be funded solely by the Operator, unless otherwise agreed by the Parties in writing. Unless otherwise agreed by the Parties in writing, any such payments exceeding the Expenditures contemplated by the Program by more than 10% which are made by either the Operator or the non-Operator will not form part of the calculations used to determine the Joint Venture Interests of the Parties in accordance with Section 2.2 of this Schedule “C”.

5.9
Return of Surplus Monies. If, after completion of any Program, the Operator is in possession of any moneys contributed by the Parties and which are not required for the discharge of obligations relating to such Program, the Operator shall repay such moneys to the contributing Parties.

5.10
Failure to Submit Program to Management Committee. If the Operator does not submit a Program involving Expenditures of at least $100,000 to the Management Committee for approval within a period of at least six months from the date of completion of the last Program (being when the report is complete and delivered to the non-Operator), then the non-Operator may propose a Program to the Management Committee for an amount not less than $100,000. If the non-Operator makes such a proposal and the Program is approved by the Management Committee, the Operator shall carry out such Program and fund its proportionate share. If the Management Committee does not approve such Program, the non-Operator may, notwithstanding Section 4.2 of this Schedule “C”, become the Operator and carry out the Program. Following the completion of such Program Section 4.2 of this Schedule “C” shall apply once again.

6.	DEALINGS WITH AFFILIATES

Any Joint Venture Assets that the Operator may purchase, lease or rent from an Affiliate shall be purchased, leased or rented at fair market value. The cost of all work which the Operator may contract to an Affiliate shall be equal to the fair market value of such work. Any Joint Venture Assets that the Operator may sell or otherwise dispose of to an Affiliate shall be sold or otherwise disposed of at fair market value. The Operator shall pay the net proceeds received in respect of such Joint Venture Assets, if any, to the Parties in proportion to their respective Joint Venture Interests. The Operator shall give the non-Operator written notice of any transaction with an Affiliate and the non-Operator may, at any time within 12 months after it has received such notice, dispute whether such transaction was at fair market value.

7.	USE OF SURPLUS JOINT VENTURE ASSETS

Subject to Section 5.9 of this Schedule “C”, the Operator may use any Joint Venture Assets which are no longer required for the Joint Venture for such other purposes and on such terms as the Operator may from time to time determine. The Operator shall pay the net proceeds received in respect of such Joint Venture Assets, if any, to the Parties in proportion to their respective Joint Venture Interests. If such surplus Joint Venture Assets are used by the Operator, outside the scope of the Joint Venture, or are used by an Affiliate of the Operator, outside the scope of the Joint Venture, then the net proceeds in respect of such use shall be deemed to be an amount equal to what could be obtained from an arms-length third party.

8.	DISPOSITION OF SURPLUS JOINT VENTURE ASSETS

Subject to Section 3.8 of this Schedule “C”, the Operator may from time to time sell or otherwise dispose of such part of the Joint Venture Assets as are no longer required for Joint Venture operations. The Operator shall pay the net proceeds received in respect of such Joint Venture Assets, if any, to the Parties in proportion to their respective Joint Venture Interests.

9.	INSURANCE PROCEEDS

The Operator shall apply, to the extent determined by the Operator, any insurance proceeds received by the Operator in respect of any loss or damage to Joint Venture Assets towards the repair or replacement of the lost or damaged Joint Venture Assets. The Operator shall pay the remaining proceeds received in respect of such Joint Venture Assets, if any, to the Parties in proportion to their respective Joint Venture Interests.

10.	SETTLEMENT PAYMENTS

Subject to Section 3.8(c) of this Schedule “C”, all losses, costs, expenses, claims or damages, including legal fees and disbursements, net of any insurance proceeds, incurred and paid by the Operator in settlement of any loss, cost, expense, claim, damage, judgement or similar matter (including a payment made, or an action taken, by the Operator as a result of an action of a governmental agency) shall constitute an Expenditure made by the Operator under the applicable Program. In addition, the non-Operator, in proportion to its Joint Venture Interest calculated on the date that the initial liability was incurred which gives rise to this indemnification obligation, shall indemnify and hold harmless the Operator for any loss, cost, expense, claim or damage, including legal fees and disbursements, suffered or incurred by the Operator in respect of a third party claim (including an action of a governmental agency which results in a payment made, or an action taken, by the Operator), except to the extent that such claim arose from the gross negligence or willful misconduct of the Operator.

11.	LIABILITY OF OPERATOR

The Operator shall not be liable to the non-Operator for any loss, cost, expense, claim or damage, including legal fees and disbursements, (including a payment made, or an action taken, by the Operator as a result of an action of a governmental agency) except to the extent that such loss, cost, expense, claim or damage is attributable to the gross negligence or willful misconduct of the Operator. In no event (including fundamental breach) shall the Operator be liable to the non-Operator for any indirect, special or consequential damages (including for loss of goodwill, loss of actual or anticipated profits or other economic loss), even if the Operator has been advised of the potential for such damages.

12.	NO RESTRICTION ON OTHER ACTIVITIES

Each Party has the unrestricted right to engage in, and receive the full benefit of, any activity outside the scope of the Joint Venture, without consulting with, or accounting to, the other Party, or permitting the other Party to participate in such activity.

13.	TERMINATION

If the Parties agree to terminate the Joint Venture, the Operator may take any actions necessary or desirable to wind up the Joint Venture. All costs, charges and expenses of winding up the Joint Venture (including in respect of any reclamation) shall be for the account of the Joint Venture and the Parties shall divide the net Joint Venture Assets in proportion to their Joint Venture Interests, although any loans advanced to the Joint Venture by a Party shall be satisfied before any other distribution of assets is made to the Parties. Once the said costs, charges and expenses have been paid in full, the Operator may sell the Joint Venture Assets, in accordance with Section 3.8 of this Schedule “C”, or distribute the Joint Venture Assets to the Parties in kind.

14.	WITHDRAWAL FROM JOINT VENTURE

14.1
Right of Withdrawal and Mechanics. Either Party may, at any time during the Joint Venture, voluntarily withdraw from the Joint Venture (the “Withdrawing Party”) and forfeit its interest in and to the Property and its rights under this Agreement by giving written notice of such withdrawal to the other Party (the “Remaining Party”). The notice must indicate an effective date for such withdrawal which may not be earlier than 90 days after receipt of such notice. The effects of the delivery of such notice are set out below.

(a)	The Withdrawing Party shall:

(i)	remain liable for its share, based on its Joint Venture Interest, of all costs, expenses and obligations arising out of operations conducted before the effective date of the withdrawal;

(ii)
secure by way of a letter of credit, or otherwise to the satisfaction of the Remaining Party, its share, based on its Joint Venture Interest, of the costs of reclaiming the Property, as estimated at the effective date of the withdrawal considering all applicable statutes, regulations, by-laws, laws, orders and judgements and with all directives, rules, consents, permits, orders, guidelines, approvals and policies of any governmental authority;

(iii)	continue, for a period of three years after the effective date of the withdrawal, to be bound by Section 10 of this Schedule “C”;

(iv)	execute and deliver such documents as may be necessary to transfer the Property to the Remaining Party;

(v)
remove, within 12 months of the effective date of the withdrawal, all buildings, machinery, equipment and supplies brought upon the Property by the Withdrawing Party that are not Joint Venture Assets; and

(vi)	not be entitled to any royalty under this Agreement.

(b)	The Remaining Party shall become the owner of a 100% of the Withdrawing Party's interest in and to the Property as of the effective date of the withdrawal.

(c)	The Joint Venture shall be terminated and the Management Committee shall be terminated, as of the effective date of the withdrawal.

14.2
Right of Remaining Party to Withdraw. Upon receipt by the Remaining Party of a notice of withdrawal, the Remaining Party may give notice to the Withdrawing Party prior to the effective date of the withdrawal electing to join in the withdrawal (“Joint Withdrawal”). In such case, the Joint Venture shall be terminated in accordance with Section 13 of this Schedule “C”.

15.	RIGHTS TO MINERAL PRODUCTS

15.1
Each Party shall own and have the right, privilege and power to take in kind and separately dispose of a portion of all mineral products produced from the Property, in accordance with its Joint Venture Interest. The Operator shall designate and notify the Parties of the points of delivery situated on the Property for the Parties respective Joint Venture shares of such mineral product and all costs in respect of such mineral products shall be for the account of the Joint Venture, until such mineral products are delivered to such points. After such mineral products are delivered to such points each Party shall pay its own costs in respect of such mineral products. The Operator shall use its best efforts to ensure that each Party receives product of like quality.

15.2
The Operator shall have no obligation in respect of the Parties’ mineral products after delivery of such mineral products to the point of delivery provided, however, that if a Party is prepared to sell its mineral products at the same time and on the same terms and conditions as the Operator is selling its own mineral products and so advises the Operator the Operator may, but is not obligated to, act as an agent for the Non-Operator in relation to the sale of the Non-Operator's mineral products on the terms and conditions that are equivalent to the terms and conditions obtained for its own mineral products. If the Operator elects to act as agent for the Non-Operator, it may discontinue such agency at any time upon giving the Non-Operator 30 days advance notice. If the Operator, while acting as the Non-Operator's agent, is of the opinion that 100% of its own mineral products and 100% of the Non-Operator's mineral products available for sale cannot be sold at the same time for revenue deemed acceptable by the Operator, the Operator shall arrange for sales of a lesser amount of each Party's mineral products on a pro rata basis. In the event that the Operator acts as an agent for the Non-Operator, the Operator shall be entitled to sale commissions equal to prevailing rates charged by other agents for effecting similar sales. In the event of a non-arm's length sale of mineral products, such sale shall be at commercially competitive rates.

SCHEDULE “D” – NET SMELTER RETURNS

1.
For the purpose of this Schedule, “Agreement” shall mean the Agreement to which this Schedule is attached, “Owner” shall mean the party or parties paying a percentage of Net Smelter Returns pursuant to the Agreement and other capitalized terms shall have the meanings assigned to them in the Agreement.

2.
For the purposes of the Agreement and this Schedule, the term “Net Smelter Returns” shall, subject to paragraphs 3, 4, 5 and 6 below, mean gross revenues received from the sale by the Owner of all ore mined from the Property and from the sale by the Owner of concentrate, metal and products derived from ore mined from the Property, after deduction of the following:

(a)
all smelting and refining costs, sampling, assaying and treatment charges and penalties including but not limited to metal losses, penalties for impurities and charges for refining, selling and handling by the smelter, refinery or other purchaser (including price participation charges by smelters and/or refiners);

(b)
costs of handling, transporting, securing and insuring such material from the Property or from a concentrator, whether situated on or off the Property, to a smelter, refinery or other place of treatment, and in the case of gold or silver concentrates, security costs;

(c)	ad valorem taxes and taxes based upon sales or production, but not income taxes; and

(d)	marketing costs, including sales commissions, incurred in selling ore, mined from the Property and from concentrate, metal and products derived from ore mined from the Property.

3.	(a)
Where revenue otherwise to be included under this Schedule is received by the Owner in a transaction with a Party with whom it is not dealing at arm’s length, the revenue to be included shall be based on the fair market value under the circumstances and at the time of the transaction.

(b)
Where a cost otherwise deductible under this Schedule is incurred by the Owner in a transaction with a party with whom it is not dealing at arm’s length, the cost to be deducted shall be the fair market cost under the circumstances and at the time of the transaction.

4.
For the purposes of determining Net Smelter Returns, all receipts and disbursements in a currency other than Canadian shall be converted into Canadian currency on the day of receipt or disbursement, as the case may be, and all other disbursements in a currency other than Canadian shall be converted into Canadian currency at the average rate for the month of disbursement determined using the Bank of Canada noon rates.

5.
The Owner and the person receiving a percentage of Net Smelter Returns hereby expressly agree that in no event shall the Owner have any liability to the person receiving a percentage of Net Smelter Returns as the result of the amount of revenues received by the Owner from any forward sales or other hedging activities engaged in and by the Owner with respect to ore concentrate, metal and products from the Property. In addition, the Owner and the person receiving a percentage of Net Smelter Returns agree that the Owner shall have no obligation, express or implied, to engage in (or not engage in) any forward sales or other hedging activities with respect to ore concentrate, metal or products from the Property. For greater certainty the person receiving a percentage of Net Smelter Returns will be paid for the amount of product actually produced from the Property calculated according to paragraph 2 of this Schedule regardless of the hedging practices of the Owner.

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6.
If the Property is brought into commercial production, it may be operated as a single operation with other mining properties owned by third parties or in which the Owner has an interest, in which event, the parties agree that (notwithstanding separate ownership thereof) ores mined from the mining properties (including the Property) may be blended at the time of mining or at any time thereafter; provided, however, that the respective mining properties shall bear and have allocated to them their proportionate part of costs described in paragraphs 2(a) to 2(d) above incurred relating to the single operation, and shall have allocated to each of them the proportionate part of the revenues earned relating to such single operation. In making any such allocation, effect shall be given to the tonnages of ore and other material mined and beneficiated and the characteristics of such material including the metal content of ore removed from, and to any special charges relating particularly to ore, concentrates or other products or the treatment thereof derived from, any of such mining properties. The Owner shall ensure that reasonable practices and procedures are adopted and employed for weighing, determining moisture content, sampling and assaying and determining recovery factors.

7.
Payments of a percentage of Net Smelter Returns shall be made within thirty (30) days after the end of each calendar quarter in which Net Smelter Returns, as determined on the basis of final adjusted invoices, are received by the Owner. All such payments shall be made in Canadian dollars.

8.
After the year in which commercial production is commenced on the Property, each person receiving a percentage of Net Smelter Returns from the Owner shall be provided quarterly within ninety days (90) after the end of each calendar quarter, with a copy of the calculation of Net Smelter Returns, determined in accordance with this Schedule, for the preceding calendar, certified correct by the Owner. The person receiving a percentage of Net Smelter Returns shall have the right, upon providing written notice to the Owner within sixty (60) days after receipt of such calculation, to conduct an independent audit, at its sole cost, and the Owner will provide such materials and information as reasonably necessary to allow the audit to be performed and, failing to provide such notice, such calculation shall be deemed correct.

9.
Nothing contained in the Agreement or any Schedule attached thereto shall be construed as conferring upon any person receiving a percentage of Net Smelter Returns any right to or beneficial interest in the Property. The right to receive a percentage of Net Smelter Returns from the Owner as and when due is and shall be deemed to be a contractual right only. Furthermore, the right to receive a percentage of Net Smelter Returns by a party from the Owner as and when due shall not be deemed to constitute the Owner the partner, agent or legal representative of such party or to create any fiduciary relationship between them for any purpose whatsoever.

10.
The Owner shall be entitled to (i) make all operational decisions with respect to the methods and extent of mining and processing of ore, concentrate, metal and products produced from the Property (for example, without limitation, the decision to process by heap leaching rather than conventional milling), (ii) make all decisions relating to sales of such ore, concentrate, metal and products produced and, (iii) make all decisions concerning temporary or long-term cessation of operations.

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